Exhibit 99.1

                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

           FIRST MIDWEST FINANCIAL, INC. REPORTS FISCAL YEAR EARNINGS

Storm Lake, Iowa - (October 22, 2004) First Midwest Financial, Inc. (NASDAQNM:CASH) today reported net income of $3,987,000, or $1.57 per diluted share, for the 2004 fiscal year ended September 30, 2004, compared to net income of $3,397,000, or $1.36 per diluted share, for the previous fiscal year. This represents an increase of $590,000, or 17.4 percent, in earnings from fiscal 2003 to fiscal 2004. Net income for the fourth quarter of fiscal 2004 totaled $498,000, or $.20 per diluted share, compared to $745,000, or $.30 per diluted share, during the same period last year. The Company results for the year ended September 30, 2004 included a net gain, after income taxes, of $699,000 on the January 8, 2004 sale of a branch office in Manson, Iowa. Earnings per diluted share were increased by $.28 for the year as a result of this gain. The Company results for both the year and the quarter ended September 30, 2004 also included start-up costs for the new payment systems division (Meta Payment Systems) totaling $490,000 and $349,000, net of income taxes, respectively. Earnings per diluted share were reduced by $.20 for the year ended September 30, 2004 and by $.14 for the quarter ended September 30, 2004, as a result of these start-up costs. Excluding the profit from the branch sale and the payment systems start-up costs, net income would have been $3.8 million and $847,000, respectively, for the year and quarter ended September 30, 2004, respectively, representing increases in earnings per diluted share numbers of 9.9 percent and
13.3 percent, respectively, over the fiscal year and quarter ended September 30, 2003. First Midwest has been pleased with its earnings given the additional impact of start-up costs related to the new Sioux Falls office and the expenditures associated with our previously announced impending name change.

Net interest income for the 2004 fiscal year increased $2.0 million or 13.0 percent, compared to last year. This was due, in part, to the Company's deposit and loan growth during the year. Excluding the impact of the Manson branch sale, transaction deposits (checking, money market, and savings accounts) grew 48.4 percent, total deposits grew 9.7 percent, and loans grew 15.8 percent. Wider interest rate spreads also contributed significantly to the increase in net interest income during fiscal 2004.


                                     (MORE)

During fiscal 2004, the second office in Sioux Falls, South Dakota was completed ahead of schedule, and the office opened for business on May 26, 2004. Start up costs associated with the Sioux Falls expansion, the new Meta Payment Systems division, which issued its first cards during the fourth quarter of the fiscal year, costs associated with the previously announced name change and centralization of mortgage loan operations were substantially offset by reductions in other non-interest expenses during fiscal 2004. The increase in net interest income more than offset a decrease in gain on the sale of loans included in other income.

First Midwest is also pleased to report that it had less than $80,000 of net loan charge offs during fiscal 2004. At September 30, 2004 the ratio of non-performing assets to total assets was 0.09 percent. The decrease from September 30, 2003 relates primarily to the disposal of foreclosed assets totaling over $1.1 million and, to a lesser extent, to a reduction in non-accruing loans during the year.

Shareholders of record on September 15, 2004, received a quarterly cash dividend of 13 cents per share. This dividend was paid on October 1, 2004. The company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At September 30, 2004, assets of First Midwest totaled $780.5 million. Shareholders' equity totaled $47.3 million, or $18.98 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. All three companies had capital ratios well in excess of regulatory requirements at September 30, 2004.

During the quarter ended September 30, 2004, First Midwest shares traded between $20.26 and $24.22.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with five divisions: First Federal Northwest Iowa, Brookings Federal Bank, Iowa Savings Bank, First Federal Sioux Falls, and Meta Payment Systems. Security State Bank operates as a state-chartered commercial bank. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group, Inc. (pending shareholder approval). The Company's stock will continue to trade on the NASDAQ National Market under the symbol "CASH". For more information see www.fmficash.com.

This release may contain forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.


                                     (MORE)

                              Financial Highlights

--------------------------------------------------------------------------------
                  Consolidated Statement of Financial Condition
--------------------------------------------------------------------------------
(In Thousands)                                                September 30,
Assets                                                      2004           2003
     Cash and Cash Equivalents                            $  8,937      $  9,757
     Investments & Mortgage-backed Securities              322,524       366,075
     Loans, net                                            404,051       349,692
     Other Assets                                           44,977        46,761
                                                          --------      --------
          Total Assets                                    $780,489      $772,285
                                                          ========      ========

Liabilities
     Deposits                                             $461,581      $435,553
     Borrowed Money                                        268,799       291,486
     Other Liabilities                                       2,835         2,215
                                                          --------      --------
          Total Liabilities                                733,215       729,254
                                                          --------      --------

Shareholders' Equity                                        47,274        43,031
                                                          --------      --------
          Total Liabilities and Shareholders' Equity      $780,489      $772,285
                                                          ========      ========


----------------------------------------------------------------------------------------------------------
                        Consolidated Statements of Income
----------------------------------------------------------------------------------------------------------
                                                       For the 3 Months                 For the Year
                                                      Ended September 30,            Ended September 30,
(Dollars In Thousands except per share data)         2004            2003           2004            2003
Interest Income                                    $ 9,193         $ 8,451         $36,180         $35,179
Interest Expense                                     4,826           4,727          18,411          19,451
                                                   -------         -------         -------         -------
Net Interest Income                                  4,367           3,724          17,769          15,728
     Provision for Loan Losses                         164               0             488             350
                                                   -------         -------         -------         -------
Net Interest Income After
     Provision for Loan Losses                       4,203           3,724          17,281          15,378
Other Income                                           591             776           3,596           3,555
Other Expenses                                       4,076           3,379          14,831          13,858
                                                   -------         -------         -------         -------
Income Before Income Tax                               718           1,121           6,046           5,075
     Income Tax Expense                                220             376           2,059           1,678
                                                   -------         -------         -------         -------
Net Income                                         $   498         $   745         $ 3,987         $ 3,397
                                                   =======         =======         =======         =======

Earnings Per Common Share (Basic):                 $  0.20         $  0.30         $  1.61         $  1.37
                                                   =======         =======         =======         =======
Earnings Per Common Share (Diluted):               $  0.20         $  0.30         $  1.57         $  1.36
                                                   =======         =======         =======         =======

--------------------------------------------------------------------------------------------------------
                         Selected Financial Information
--------------------------------------------------------------------------------------------------------
For the Year Ended September 30,                                             2004                2003
     Return on Average Assets                                                  0.51%                0.47%
     Return on Average Equity                                                  8.69%               7.57%
     Average Shares Outstanding for Diluted Earnings per Share             2,534,423           2,504,945

As of September 30,                                                             2004                2003
     Equity to Total Assets                                                     6.06%               5.57%
     Book Value per Common Share Outstanding                           $       18.98       $       17.25
     Tangible Book Value per Common Share Outstanding                  $       17.61       $       15.89
     Common Shares Outstanding                                             2,491,025           2,493,949
     Non-Performing Assets to Total Assets                                      0.09%               0.28%